Exhibit 99.1

Ventas Elects Former White House Domestic Policy Director Melody Barnes to Board of Directors

CHICAGO--(BUSINESS WIRE)--September 17, 2014--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that Melody C. Barnes, a Vice Provost of New York University and the former Director of the White House Domestic Policy Council, has been elected to the Ventas Board of Directors, effective immediately.

“We are excited and honored that Melody is joining our Board, as we continue to build on Ventas’s commitment to leadership, excellence and intellectual capital,” Ventas Chairman and Chief Executive Officer Debra A. Cafaro said. “Melody’s extensive and diverse experience will deepen our understanding of public policy, and her addition will further strengthen our Board’s independence and ability to work together to create value for our stakeholders.”

Ms. Barnes served in the White House from 2009 to 2012 as Assistant to the President, Director of the Domestic Policy Council, where she coordinated the domestic policy-making process. Since 2013, Ms. Barnes has served as Vice Provost, Global Student Leadership Initiatives and a Senior Fellow in the Robert F. Wagner School of Public Service at New York University. In her position, she is helping to build a coordinated global program of the school’s vast leadership educational offerings to create a streamlined experience for its students. She is also Chief Executive Officer of Melody Barnes Solutions LLC, a domestic strategy firm, where she advises clients including major financial institutions.

From 2003 to 2008, she worked for the Center for American Progress, and prior to that she was a principal in the Raben Group LLC. From 1995 to 2003, Ms. Barnes served as chief counsel to Senator Edward M. Kennedy and the U.S. Senate Judiciary Committee. She began her career in 1989 at Shearman & Sterling in New York as an associate in corporate finance and financial institutions. Ms. Barnes earned her BA in history in 1986 from the University of North Carolina – Chapel Hill and her JD in 1989 from the University of Michigan Law School.

Ventas, Inc., an S&P 500 company, is a leading real estate investment trust. Its diverse portfolio of more than 1,500 assets in the United States, Canada and the United Kingdom consists of seniors housing communities, medical office buildings, skilled nursing facilities, hospitals and other properties. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

Click here to subscribe to Mobile Alerts for Ventas, Inc.

CONTACT:
Ventas, Inc.
Lori B. Wittman
(877) 4-VENTAS